UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting material Pursuant to §240.14a-12

USA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Hudson Executive Capital LP

HEC Management GP LLC

HEC Master Fund LP

HEC SPV IV LP

Lisa P. Baird

Douglas G. Bergeron

Douglas L. Braunstein

Jacob Lamm

Michael K. Passilla

Ellen Richey

Anne M. Smalling

Shannon S. Warren

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release issued by Hudson Executive Capital LP, dated March 24, 2020.

HUDSON EXECUTIVE CAPITAL RESPONDS TO USA TECHNOLOGIES’

HIGHLY MISLEADING PROXY MATERIALS

NEW YORK—MARCH 24, 2020—Hudson Executive Capital LP (“Hudson Executive”), a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC:USAT) with beneficial ownership of approximately 16.2% of USAT’s common stock, today issued the following statement in response to USAT’s proxy materials filed on March 24, 2020.

Douglas Braunstein, Founder and Managing Partner of Hudson Executive said: “Throughout this process, USAT has repeatedly engaged in what we believe to be misleading tactics intended to disenfranchise shareholders and entrench management and the Board of Directors.”

“USAT’s proxy filed today includes material misrepresentations and does not reflect the facts. In reality and consistent with our approach of working in shareholders’ best interests, we proactively reached out to the new Chairman and CEO two weeks ago to engage in good faith settlement discussions that were intended to promptly reach a resolution and expedite the changes needed to turn USAT into a world-class company. However, USAT responded by abruptly cutting off discussions and instead issued a highly misleading press release.”

“We are and have always been willing to consider a settlement that places the Company in a position to succeed but are unwilling to agree to terms that allow USAT to maintain the status quo. USAT continues to demand that a majority of current directors participate in the new Board with leadership roles in key committees and maintain existing management and recently adopted management compensation arrangements. These are the very same individuals who have been responsible for overseeing USAT’s Nasdaq delisting, unfathomable accounting gaffes, detrimental financing agreements, ill-advised capital allocation decisions and a stock price that has declined 44% since October 17, 2019, when Don Layden was named Interim CEO. The incumbent directors’ support for these individuals speaks to their constant failure to hold executives responsible and accountable. We are further troubled by the fact that management has entered into a new transaction processing agreement with long-run consequences one month prior to the shareholder vote.”

“What is undeniable is that USAT shareholders are frustrated at the steady decline of the value of their investment. Now more than ever the Company needs independent and experienced Board leadership that can put the Company on the right path. It’s time to end the pattern of improper oversight and mismanagement within USAT. We encourage all shareholders to vote the GOLD proxy card today.”

Cadwalader, Wickersham & Taft LLP and Pepper Hamilton LLP are serving as legal advisors to Hudson Executive.

About Hudson Executive Capital LP

Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.

Contacts

Press Contact

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

212.257.4170

Investor Contact

Scott Winter/Gabrielle Wolf

Innisfree M&A Incorporated

212.750.5833